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                                                                    Exhibit 4.13

  SUPPLEMENTAL AGREEMENT TO RAILWAY BUSINESS RELATED ASSETS PURCHASE AGREEMENT
                 BETWEEN GUANGSHEN RAILWAY COMPANY LIMITED AND
    GUANGZHOU RAILWAY GROUP YANGCHENG RAILWAY ENTERPRISE DEVELOPMENT COMPANY

                               NOVEMBER 14, 2006

     This Supplemental Agreement to Railway Business Related Assets Purchase Agreement (this "Supplemental Agreement") is made by and between the following parties:

     (1) GUANGZHOU RAILWAY GROUP YANGCHENG RAILWAY ENTERPRISE DEVELOPMENT COMPANY (as Party A); AND

     (2)   GUANGSHEN RAILWAY COMPANY LIMITED (as Party B).

     Whereas,

     (A) Party A and Party B executed a railway business related assets purchase agreement dated November 15, 2004 (the "Assets Purchase Agreement"), whereunder Party A and Party B agreed that Party B shall purchase from Party A the assets in the Guangzhou-Pingshi line railway transportation business operated by Party A (the "Railway Business Related Assets");

     (B) According to the Assets Purchase Agreement, Party B intends to launch an initial public offering of A Shares (the "A Share IPO") and pay the price for the Railway Business Related Assets (the "Acquisition Price") with the funds raised from the A Share IPO and from other legal sources;

     (C) According to Article 15 of the Assets Purchase Agreement, one of the conditions to the effectiveness of the Assets Purchase Agreement is that the A Share IPO has been approved and all funds raised have been remitted to Party B's bank account, the amount of which is no less than 65% of the Acquisition Price; and

     (D) From the execution of the Assets Purchase Agreement up to date, Party B has not obtained all the approvals or completed all the procedures necessary for the A Share IPO due to the uncertainty of the PRC capital market.

     NOW, THEREFORE, Party A and Party B agree as follows:

                                   Article 1

     Section 12.3 of the Assets Purchase Agreement reading "Notwithstanding the foregoing, if the conditions precedent to the effectiveness as set forth in
Article 15 hereof are not fully satisfied within two (2) years from the date hereof, this Agreement shall be terminated automatically" shall be amended to read as follows:

     "Notwithstanding the foregoing, if the conditions precedent to the effectiveness as set forth in Article 15 hereof are not fully satisfied within three (3) years from the date hereof, this Agreement shall be terminated automatically."
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                                   Article 2

     Both parties hereto acknowledge that the amendment set forth in Article 1 above is made in order to extend the term for the satisfaction of the preconditions to the effectiveness of the Assets Purchase Agreement so as to cause the Assets Purchase Agreement to become effective within a reasonable term, and shall not constitute a material change to any other provision of the Assets Purchase Agreement.

                                   Article 3

     This Supplemental Agreement shall constitute a supplement to the Assets Purchase Agreement. In case of any discrepancy between this Supplemental Agreement and the Assets Purchase Agreement, this Supplemental Agreement shall prevail.

                                   Article 4

     This Supplemental Agreement shall be executed in two (2) counterparts, with each Party A and Party B to hold one (1). This Supplemental Agreement shall take effect as of the date of execution; provided however that, if the effectiveness of this Supplemental Agreement requires any approvals pursuant to any applicable laws or regulations or the articles of association of either party hereto or otherwise, this Supplemental Agreement shall take effect as of the date on which all such approvals are obtained.


PARTY A:  GUANGZHOU RAILWAY GROUP YANGCHENG RAILWAY ENTERPRISE DEVELOPMENT
          COMPANY

By: Zhang Xiaogang
    ----------------
    Representative

PARTY B:  GUANGSHEN RAILWAY COMPANY LIMITED

By: Wu Houhui
    ---------------
    Representative